Exhibit 99.6

Board of Directors

Emeritus Corporation

3131 Elliott Avenue Suite 500

Seattle, WA 98121

United States

June 3, 2014

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 20, 2014, to the Board of Directors of Emeritus Corporation (“Emeritus”) as Annex H to, and to the reference thereto and to our firm under the headings “Summary — Opinion of Emeritus’ Financial Advisors — Opinion of Moelis & Company LLC”, “The Merger — Background of the Merger”, “The Merger — Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger” and “The Merger — Opinions of Emeritus’ Financial Advisors — Opinion of Moelis & Company LLC” in, the joint proxy statement and prospectus relating to the proposed merger involving Emeritus and Brookdale Senior Living Inc. (“Brookdale”), which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Brookdale.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC